EXHIBIT 9.2

AMENDMENT
Of
WAIVER AGREEMENT

This AMENDMENT OF WAIVER AGREEMENT (this “Amendment”) is made as of January 16, 2008, by and between Davis Selected Advisers, L.P., a Colorado limited partnership (“Investor”), and REDWOOD TRUST, INC., a Maryland corporation (“Redwood”). Unless otherwise defined herein, capitalized terms used herein have the meanings given to them in the charter of Redwood (the “Charter”). The term “Investor Persons“ shall mean Investor and any Person for whose benefit Investor Beneficially Owns shares of Capital Stock, whether by virtue of an investment advisory relationship between Investor and such Person, or otherwise, and any Affiliate or Associate (as such terms are defined in Section 3-601 of the Maryland General Corporation Law, or any successor provision) of any Investor Persons.

WITNESSETH:

WHEREAS, the Davis Selected Advisers, L.P. and Redwood Trust entered into a Waiver Agreement dated November 15, 2007 allowing Davis Selected Advisers L.P. to purchase up to 4,000,000 shares of Common Stock, subject to the terms of the WAIVER AGREEMEMENT, without violating the Ownership Limit;

WHEREAS, Davis Selected Advisers, L.P. and Redwood Trust desire to amend the WAIVER AGREEMENT to increase the limit to 5,000,000 shares of Common Stock, subject to the terms of the WAIVER AGREEMENT, without violating the Ownership Limit; and

WHEREAS, the Board of Directors of Redwood has agreed to grant the Amendment, provided that Investor enters into this Amendment.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements contained in the Waiver Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

The second WITNESSETH is amended and restated as follows:

WHEREAS, Investor has requested that the Board of Directors grant a waiver of the Ownership Limit, such that the Investor Persons will be permitted to Beneficially Own an aggregate of up to 5,000,000 shares of Common Stock (the “Waiver”); and

Section 2 of the WAIVER AGREEMENT is amended and restated as follows

2. Aggregate Number of Shares Subject to Waiver.   The parties hereto confirm that, pursuant to the Waiver granted by the Board of Directors and subject to compliance by the Investor Persons with the terms of this Waiver Agreement, the Investor Persons are permitted to Beneficially Own an aggregate of up to 5,000,000 shares of Common Stock without violating the Ownership Limit.

No other terms or provisions of the WAIVER AGREEMENT are changed by this Amendment.

IN WITNESS WHEREOF, each of the parties hereto has executed this Waiver Agreement as of the date first written above.

Davis Selected Advisers, L.P.

By:	/s/ Thomas Tays Name: Thomas Tays Title: Chief Legal Officer & Vice President

REDWOOD TRUST, INC.

By:	/s/ George E. Bull, III Name: George E. Bull, III Title: Chairman and CEO